EXHIBIT 10.17

EMPLOYMENT AGREEMENT

This employment agreement (the “Agreement”), when duly executed, is made and entered into as of July 26, 2021, by and between Iconic Brands, Inc., a Nevada corporation located at 44 Seabro Avenue, Amityville, New York 11701 (the “Company”), and Roseann Faltings (“you”), with an address c/o Iconic Brands, Inc., 44 Seabro Avenue, Amityville, New York 11701 (the “Company” and “you” are referred to herein in the collective as the “Parties”).

WHEREAS, the Company has entered into certain securities purchase agreements (collectively the “Purchase Agreements”) with certain accredited investors for the sale of newly-created series A-2 Convertible Preferred Stock, par value $0.001 (“Series A-2 Preferred Stock”), and warrants to purchase shares of the Company’s common stock, par value $0.001 (the “Common Stock”); and

WHEREAS, the Company has entered into certain securities exchange agreements (collectively the “Exchange Agreements”) with holders of the Company’s Series E, F, and G Convertible Preferred Stock and Series E, F, and G Common Stock Purchase Warrants, whereby such holders will exchange such securities for newly-issued Series A-2 Preferred Stock; and

WHEREAS, the Company has entered into a securities exchange agreement (the “Series A Exchange Agreement”) with Richard DeCicco, whereby Mr. DeCicco will exchange his one (1) share of Series A Preferred Stock for a specified number of Common Stock; and

WHEREAS, the Company has entered into a securities purchase agreement (the “United Purchase Agreement”) with Mr. DeCicco to purchase all of the issued and outstanding capital stock of United Spirits, Inc., a New York corporation; and

WHEREAS, the Company has entered into an acquisition agreement with TopPop LLC (“TopPop”), a New Jersey limited liability company, as part of a transaction under Section 351 of the Internal Revenue Code (the “Code”), pursuant to which the Company will acquire all of the membership interest in TopPop (the “TopPop Agreement” and collectively with the United Purchase Agreement, the Purchase Agreements, the Exchange Agreements, and the Series A Exchange Agreement, the “Iconic Agreements”); and

WHEREAS, in connection with the transactions contemplated in the Iconic Agreements, the Company and the Executive wish to enter into this Agreement effective immediately upon the closing of the transactions contemplated in the Iconic Agreements, on the terms and conditions, and for the consideration, herein set forth;

NOW THEREFORE, in consideration of the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Title/Duties. You shall be employed by the Company as Vice President and member of the Company’s board of directors (the “Board”). You will be responsible for the duties and obligations consistent with your position, which will be subject to the control and direction of the Company and may change from time to time upon mutual agreement (the “Services”). You shall report to the Board, and you shall devote sufficient time to the performance of your duties for the Company as reasonably determined by you to be appropriate. Notwithstanding the foregoing, nothing in this Agreement shall restrict you from managing your investments, or serving on civic, religious, or charitable boards or committees, provided that no such activities materially interfere with the performance of your obligations under this Agreement and provided further that you comply with the terms of the NDA (defined below).

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2. Location. You shall perform the Services primarily remotely, at locations of your choosing; provided that you will be available, from time to time, as reasonably requested by the Company, for meetings and otherwise to provide the Services at the Company’s office in Amityville, New York. You shall also undertake reasonable travel from time to time as requested by the Company.

3. Term. This Agreement shall commence as of the date of the closing of the transactions contemplated in the Iconic Agreements (the “Effective Date”) and shall continue until the two (2) year anniversary of the Effective Date (the “Initial Term”). Upon the expiration of the Initial Term or any Renewal Term (defined below), this Agreement shall automatically renew for an additional two (2) years (each such renewal being a “Renewal Term” and all such Renewal Terms, if any, combined with the Initial Term being the “Term”), unless either party provides written notice to the other of non-renewal at least ninety (90) days prior to the end of the then current Term. Notwithstanding anything in this Agreement to the contrary, in the event that the transactions contemplated in the Iconic Agreements are not consummated by September 1, 2021, this Agreement shall become null and void ab initio.

4. Base Salary. As full and complete consideration for the Services provided herein by you, and on the condition that you fully and faithfully perform the Services, duties and obligations required to be performed hereunder, and that you are not in breach of this Agreement or NDA, the Company shall pay you a base salary of Two Hundred Thousand and 00/100 Dollars ($200,000) gross per annum (prorated for partial years) in accordance with the Company’s payroll practices and subject to customary tax withholdings and deductions (the “Base Salary”). The Company may, in its sole discretion, increase, but not decrease Base Salary during the Term, and as so increased shall constitute “Base Salary” thereafter.

5. Annual Bonus. In addition to your Base Salary, you shall be eligible to receive an annual bonus (the “Bonus”) during the Term with a target amount equal to twenty-five percent (25%) of Base Salary (the “Target Bonus”), based on performance criteria determined by the Board after good faith discussions with you. The Company shall pay you such bonus (if earned) in the calendar year following the calendar year for which it is earned; provided that, except as described below in Section 12, you must be an employee in good standing with the Company on the date such bonus is to be paid to you in order to receive it.

6. Stock Options. During the Term, you shall also be eligible for award(s) of stock options and/or restricted stock of the Company pursuant to the terms of the Company’s equity incentive plan (which is yet to be established). The amount, frequency, and other details of such awards shall be determined by the Company’s Board of Directors after good faith discussions with you.

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7. Health Care Benefits. You may participate in the Company’s health insurance plan, subject to the terms of such plan. However, nothing herein requires the Company to keep a health insurance plan or arrangement in place, or continue any health insurance plan or arrangement, and the Company may modify, amend or terminate such plan or program at any time in its sole discretion.

8. Retirement Plan. You shall also be eligible to enroll and participate in the Company’s 401(k) plan in accordance with the terms of such 401(k) plan, once/if such a plan is established. For the avoidance of doubt, the Company currently does not have a 401(k) plan in place. Nothing herein requires the Company to offer or maintain any benefit plan, program, or practice, and the Company may modify, amend, or terminate such plan, program, and practice at any time in its sole discretion.

9. Corporate Opportunities. During the Term, you will submit to the Board all business, commercial and investment opportunities or offers presented to you or of which you become aware which directly relate to the businesses of the Company, as such business of the Company exist from time to time during the Term (“Corporate Opportunities”). During the Term, unless approved by the Board, you will not accept or pursue, directly or indirectly, any Corporate Opportunities on your own behalf, unless after submitting such Corporate Opportunity to the Board, the Board: (a) rejects such opportunity in writing and consents to your pursuing such opportunity; or (b) does not commence material activity (negotiations, financing, etc.) in respect of such Corporate Opportunity within thirty (30) days of your notice to the Board of such Corporate Opportunity (such Corporate Opportunities which the Company declines or does not pursue as described in (a) and (b) being the “Company Declined Corporate Opportunities”). For the avoidance of doubt, you shall be free to pursue such Company Declined Corporate Opportunities, immediately in the case of (a) or upon expiration of such thirty (30) day period in the case of (b) (as applicable).

10. Paid Time Off.

(a) Vacation. You shall be entitled to forty (40) business days of paid vacation in each calendar year, subject to the policies and procedures of the Company concerning vacation days and the conditions set forth herein. Vacation days shall be in addition to any holidays observed by the Company. Any unused vacation shall be forfeited without payment therefor at the end of each calendar year or upon termination. Nothing contained herein shall be read to contravene any rights provided by applicable law, which shall govern and supersede in the event of a conflict between its terms and the policy stated herein.

(b) Sick Days. You shall be entitled to seven (7) days of paid sick time each calendar year, with all seven (7) days for 2021 available as of the Effective Date. Any unused sick time shall be forfeited without payment therefor at the end of each calendar year or upon termination. Nothing contained herein shall be read to contravene any rights provided by applicable law, which shall govern and supersede in the event of a conflict between its terms and the policy stated herein.

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11. Business Expenses. The Company will reimburse you for reasonably-incurred business expenses, including, but not limited to, travel and entertainment expenses, in accordance with Company expense and travel policies.

12. Termination.

(a) In the event that your employment with the Company is terminated for any reason, the Company shall pay you: (i) your Base Salary through the date of termination to the extent not yet paid to you; (ii) any unreimbursed business expenses payable to you; (iii) if your employment has been terminated by the Company without Cause or by you for Good Reason (as such terms are defined below), any bonus compensation earned in a prior year but which is not yet paid to you; and (iv) any payments and benefits to which you are entitled pursuant to the terms of any employee benefit or compensation plan or program in which you participate (or participated) (items (i) through (iv) being the “Accrued Amounts”). The Company shall pay you the items in (i) through (iii) within ten (10) days following the date of termination and the amounts under (iv) in accordance with the terms of such plans or programs.

(b) In addition to the Accrued Amounts, in the event your employment is terminated by the Company without Cause, due to your resignation for Good Reason, or due to your Disability (defined below), the Company shall also pay you an amount equal to: (i) twenty-four (24) months of your Base Salary; plus (ii) a prorated bonus for the year of termination equal to your Target Bonus multiplied by a fraction, the numerator of which is the number of days you were employed by the Company in the year of termination and the denominator being 365; plus (iii) a bonus for the severance period equal to the Target Bonus multiplied by a fraction, the numerator of which is the number of months you are receiving severance and the denominator being 12; payable as a lump sum within sixty (60) days following termination (“Severance”). Furthermore, if you elect to continue to receive group health insurance coverage under the Company’s group health plan pursuant to COBRA, the Company will reimburse you for such monthly COBRA premiums for twenty-four (24) months following the termination date (such monthly payments being the “COBRA Amount”), provided you provide the Company with adequate documentation of your payment of such monthly COBRA premiums. The COBRA Amount shall maintain the coverage you and your dependents (if applicable) had immediately prior to the termination of your employment with the Company. In the event you do not elect COBRA coverage, you subsequently become ineligible for continued COBRA coverage, or you fail to provide the Company with adequate documentation of your payment of such COBRA premiums, the Company shall no longer be obligated to pay you the COBRA Amount.

(c) Notwithstanding the above, in order to receive Severance and continued payments of COBRA Amount, you must satisfy the Release Condition (defined below). If you do not satisfy the Release Condition, the Company shall have no obligation to pay you Severance or continue paying you the COBRA Amount.

(d) Definitions.

(i) “Cause” means: (i) your conviction of or entry of a plea of guilty or nolo contendere to (A) any felony; or (B) a misdemeanor involving moral turpitude; (ii) your willful malfeasance or willful misconduct in connection with your employment; (iii) alcohol or substance abuse that materially interferes with the performance of your duties for the Company; (iv) your material breach of this Agreement or the Restrictive Covenant Agreement; (v) engagement by you in immoral conduct that has or could reasonably have a material adverse effect on the business or goodwill of Company or any of its affiliates, materially adversely reflects on the reputation of Company or any of its affiliates, or materially interferes with the performance of your services to Company or any of its affiliates; or (vi) your refusal to perform, or gross negligence in performing, your duties to Company or any of its affiliates or your refusal to abide by a lawful directive of the Board; provided, however, that in each case (other than (i), (ii), and (v)), the Company shall have provided you with written notice describing such event(s) or circumstance(s), you have been afforded at least thirty (30) days to cure, and you have failed to cure such event(s) or circumstances within such cure period.

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(ii) “Disability” means that: (i) you have become totally and permanently disabled under the Company’s long-term disability benefit plan as in effect from time to time (if such a plan exists) and are receiving long-term disability benefits thereunder; or (ii) if there is no long-term disability benefit plan, that you experience a mental or physical disability resulting in your being unable to perform your material duties hereunder for ninety (90) consecutive days, or an aggregate period of one hundred eighty (180) days in any twelve (12) month period (as determined by a physician selected by the Company in its good faith judgment and reasonable acceptable to you). The Company shall hold all personal information collected as part of this process, including any medical records, medical history, or other health information, in the strictest confidence and shall limit the dissemination of such information to employees of the Company on a need-to-know basis.

(iii) “Good Reason” means the occurrence of any of the following events without your prior written consent: (i) a material diminution of your titles, authorities, duties, responsibilities, or reporting relationships, with such determination being made with reference to the greatest extent of your titles, authorities, duties, responsibilities, or reporting relationships; (ii) the assignment to you of duties materially inconsistent with your position with Company; (iii) any diminution of your Base Salary; (iv) any requirement that you stop working remotely or report to a Company office not located in Suffolk County, New York; (v) the Company’s failure to pay any amount due you under this Agreement; (vi) the Company’s or any affiliate’s material breach of this Agreement or any other written agreement between the Company and you; or (vii) the Company’s providing you with notice of non-renewal, as described above in Section 3; provided, however, that you shall have provided the Company with written notice that such events have occurred and afforded Company thirty (30) days to cure and Company shall have failed to cure such events within such 30 day cure period.

(iv) “Release Condition” means that you have executed a general release of claims in favor of Company and its affiliates, officers, directors, and employees in a form reasonably provided by Company by the date specified in such release and such release has become irrevocable by its terms; provided that in the event that the period you have to sign and/or revoke such release spans two calendar years, Company will begin paying you the Severance as soon as possible but in no event earlier than the beginning of such second calendar year. Such release shall not require you to waive any rights you may have to the Accrued Amounts and the Severance, in accordance with the terms of this Agreement. Notwithstanding the above, such release shall not require you to release any claims or rights arising or in any way related to: (i) the Severance or COBRA Amount; (ii) reimbursement for business expenses incurred prior to the date of termination, in accordance with any Company business expense policies (as applicable); (iii) any employee benefit or compensation plan or program in which you participate (or participated); (iv) your rights to be indemnified and to the advancement of expenses for all claims or proceedings, or threatened claims or proceedings, that arise out of or relate to your service as an officer or employee of the Company, including attorneys’ fees; (v) your equity interest and any similar interest in the Company or any affiliate; and (vi) any rights or claims that that arise after the signing of the release or which otherwise cannot be waived as a matter of law.

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13. Confidentiality. You agree that during your employment with the Company you will have access to the Company’s confidential information, that said confidential information is valuable to the Company, and that the unauthorized release of that information would cause serious damage to the Company. As a condition of your employment with the Company, you agree to be subject to the covenants and other provisions of the Confidentiality, Restrictive Covenant, and Assignment Agreement (the “NDA”) annexed hereto as Exhibit A. You agree that your employment with the Company is contingent upon your adherence to the NDA and to the Company’s policies and procedures. In the event that your employment with the Company terminates for any reason or no reason, you agree that you will continue to be bound by the provisions of the NDA which by its terms continue in full force and effect after the termination of your employment with the Company. You shall indemnify the Company for all damages incurred by your violation of the NDA, and reimburse the Company for any attorneys’ fees and expenses incurred in the Company’s efforts to enforce the NDA.

14. Return of Materials. Upon termination of your employment with the Company, or at any time the Company so requests, (a) you shall return immediately to the Company all Company property and all materials (in written, electronic, or other form) containing or constituting confidential information or related to work, including any copies, reproductions, or other images, and (b) you shall not use confidential information in any way for any purpose.

15. Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code (“Section 409A”), and the Parties hereby agree to amend this Agreement as and when necessary or desirable to conform to or otherwise properly reflect any guidance issued under Section 409A after the date hereof without violating Section 409A. In case any one or more provisions of this Agreement fails to comply with the provisions of Section 409A, the remaining provisions of this Agreement shall remain in effect, and this Agreement shall be administered and applied as if the non-complying provisions were not part of this Agreement. The Parties in that event shall endeavor to agree upon a reasonable substitute for the non-complying provisions, to the extent that a substituted provision would not cause this Agreement to fail to comply with Section 409A, and, upon so agreeing, shall incorporate such substituted provisions into this Agreement. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on you by Section 409A or damages for failing to comply with Section 409A. A termination of your employment hereunder shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit constituting “deferred compensation” under Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” In the event that any payment or benefit made hereunder or under any compensation plan, program or arrangement of the Company would constitute payments or benefits pursuant to a non-qualified deferred compensation plan within the meaning of Section 409A and, at the time of your “separation from service” you are a “specified employee” within the meaning of Section 409A, then any such payments or benefits shall be delayed until the six-month anniversary of the date of your “separation from service.” Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A. All reimbursements for expenses paid pursuant hereto that constitute taxable income to you shall in no event be paid later than the end of the calendar year next following the calendar year in which you incur such expense or pays such related tax. Unless otherwise permitted by Section 409A, the right to reimbursement or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit and the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, respectively, in any other taxable year. In the event that any payment(s) from the Company to you is conditioned upon your execution and non-revocation of a general release of claims in favor of the Company, and the period you have to sign and/or revoke such release spans two calendar years, the Company will pay (or begin paying you, as applicable) such payment(s) as soon as possible but in no event earlier than the beginning of such second calendar year.

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16. Governing Law and Arbitration. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York. Other than a claimed violation by you of the separately executed NDA (the “Injunctive Relief Exception”), any dispute or controversy arising out of or relating to this Agreement, and/or related to your employment with the Company, that could otherwise be resolved by a court shall be resolved through arbitration in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association, in which neither class nor collective proceedings will be permitted. Judgment upon the award may be entered in any court having jurisdiction thereover. Except for the Injunctive Relief Exception, you and the Company give up and waive any right to resolve a controversy through any other means, and the right to sue in court in connection with claims related to this Agreement and/or your employment with the Company. This waiver of the right to sue in court includes, for example, claims based on federal statutes such as Title VII of the Civil Rights Act of 1964 and the Fair Labor Standards Act and claims based on statutes, common law causes of action and concerning compensation. If there is more than one dispute between you and the Company, all such disputes may be heard in a single proceeding. Disputes pertaining to different employees of the Company will be heard in separate proceedings. Any arbitration shall be held in the County of New York, State of New York or in such other place as the Parties hereto may agree, unless applicable law requires otherwise.

17. No Credit for Drafting. You understand that this Agreement is deemed to have been drafted jointly by the Parties. Any uncertainty or ambiguity shall not be construed for or against any Party based on attribution of drafting to any Party.

18. Survival. You agree that notwithstanding anything in this Agreement to the contrary, your obligations under this Agreement, specifically but without limitation, your obligations under the NDA, shall survive any termination of this Agreement and/or the relationship between you and the Company, to the extent necessary to give effect to the subject provisions according to their terms.

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19. Assignment. This Agreement shall be binding upon and inure to the benefit of your heirs and representatives and the assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by either you or the Company without the written consent of the other party.

20. No Mitigation. You shall not be required to mitigate any payment provided for under this Agreement by seeking other employment or otherwise after the termination of your employment hereunder, and any amounts earned by you, whether from self-employment, as a common-law employee or otherwise, shall not reduce any amounts otherwise payable to you hereunder, including, but not limited to, the Severance.

21. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall fail to be in effect only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement or of any such provision.

22. Amendment and Modification. No provision of this Agreement may be modified, amended, waived or terminated except by a writing signed by both you and the Company. No course of dealing between you and the Company will modify, amend, waive or terminate any provision of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

23. Entire Agreement. This Agreement constitutes the entire agreement between the Parties hereto relating to the subject matter hereof. All prior or contemporaneous agreements or understandings between the Parties relating to the subject matter hereof, whether oral or written, are superseded by and merged into this Agreement. You acknowledge that no other promises were made to you other than are or may be contained in this Agreement, and that no other inducement caused you to sign this letter.

24. Withholding. The Company shall be entitled to withhold from payment any amount of withholding required by law. Certain of the benefits described above which the Company intends to offer you may constitute taxable income to you. In the event that it does, you understand and agree that you shall be responsible for such additional taxes and the Company shall not pay any portion of such additional taxes.

25. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

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26. Facsimile Signatures. Facsimile signed counterparts to this Agreement, including signed counterparts delivered in PDF or other electronic format, shall be acceptable and binding and treated in all respects with the same force and effect as an originally executed counterpart signature.

27. Acknowledgment. You acknowledge that you have had the opportunity to consult legal counsel regarding this Agreement, have read and understand this Agreement, are fully aware of its legal effect, and have entered into it freely and voluntarily and not on any representations of promises other than those contained in this Agreement.

28. Indemnification. While employed by the Company and thereafter, the Company shall defend and indemnify you and hold you and your heirs and representatives harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, losses and expenses (each an “Indemnification Obligation”) as a result of any claim or proceeding, or threatened claim or proceeding, against you that arises out of or relates to your service as an officer, director or employee, as the case may be, of the Company, or your service in any such capacity or similar capacity with any affiliated company or subsidiary or other entity at the request of the Company, and to advance to you, and/or your successors, heirs or representatives (as the case may be), upon written request, such expenses and other amounts as are necessary to reimburse and otherwise make you whole for any such Indemnification Obligation. While employed by the Company, the Company shall provide you with coverage under its current directors’ and officers’ liability policy (if any).

[Signature page follows]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first written above.

ICONIC BRANDS, INC.		EMPLOYEE

By:	/s/ Richard DeCicco	/s/ Roseann Faltings
Name:	Richard DeCicco	Roseann Faltings
Title:	Chief Executive Officer

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EXHIBIT A
CONFIDENTIALITY, RESTRICTIVE COVENANT, AND ASSIGNMENT
AGREEMENT

As a condition of my employment with Iconic Brands, Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I, Roseann Faltings, agree, effective as of July 26, 2021, to the following (the “NDA”):

1. Confidential Information.

(a) I agree that I have had access to the Company’s Confidential Information, as defined herein, that said Confidential Information is valuable to the Company, and that the unauthorized release of that information would cause serious damage to the Company. I therefore agree to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Company, any Confidential Information of the Company. I understand that “Confidential Information” means any of the Company’s proprietary information, technical data, trade secrets or know-how, including, but not limited to, business plans, financial analyses, specifications, programming, flow charts, data, compilations of data, research, product plans, products, services, client lists, markets, software, developments, inventions, processes, formulas, technology, marketing, finances, business plans, or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation. I acknowledge that such Confidential Information is a valuable and unique asset of the Company and I covenant that I will not, unless expressly authorized in writing by the Company, at any time during the course of my engagement by the Company, use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation except (A) in connection with the performance of my duties for and on behalf of the Company and in a manner consistent with the Company’s policies regarding Confidential Information; (B) as necessary to enforce the terms of my employment agreement or any other agreement between the Company and me; or (C) except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order me to divulge, disclose or make accessible such information. In the event that I am required by law to disclose any Confidential Information, I will give the Company prompt advance written notice thereof and will provide the Company with reasonable assistance in obtaining an order to protect the Confidential Information from public disclosure. For the avoidance of doubt, Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by me, (ii) has been independently developed by me or others without the use or reference to Confidential Information, (iii) otherwise enters the public domain through lawful means, (iv) I received from a third party outside of the Company that was disclosed without a breach of any confidentiality obligation to the Company, (v) Company approved for release by written authorization, or (vi) is generally applicable business or industry know-how or acumen of mine which does not embody and is not predicated upon Confidential Information.

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(b) Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016. Notwithstanding any other provision of this NDA:

(i) I will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(ii) If I file a lawsuit for retaliation by the Company for reporting a suspected violation of law, I may disclose the Company’s trade secrets to my attorney and use the trade secret information in the court proceeding if I: (i) file any document containing the trade secret under seal; and (ii) do not disclose the trade secret, except pursuant to court order.

2. Inventions.

(a) Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing all inventions, designs original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company (collectively referred to as “Prior Inventions”), which belong to me, which relate to the Company’s business, products or product development, and which are not assigned to the Company hereunder. If there are no such Prior Inventions indicated on Exhibit A, I represent that there are no such Prior Inventions. If in the course of providing services to the Company, I incorporate into a Company product, process or design a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or design.

(b) Assignment of Inventions. I acknowledge that during my employment with the Company and/or during such time as I am providing services to the Company as a consultant, contractor, or in any capacity (both my employment and/or my provision of services are referred to collectively herein as “employment” or being “employed”), I will be expected to undertake creative work, either alone or jointly with others, which may lead to inventions, original works of authorship, developments, concepts, improvements, trade secrets or other intellectual property rights, whether or not patentable or registrable under copyright or similar laws (“Inventions”). I hereby agree that all Inventions created while employed by the Company (whether or not on the Company’s premises or using the Company’s equipment and materials or during regular business hours) shall be a work-for-hire and shall be the sole and exclusive property of the Company, and I hereby assign to the Company all of my right, title and interest in and to any and all such Inventions. In addition, any Inventions created after the termination of my employment with the Company which are based upon or derived from Confidential Information shall be the sole and exclusive property of the Company, and I hereby assign to the Company all of my right, title and interest in and to any and all such Inventions. Nothing in the preceding sentence shall be construed to limit my obligations under Section 1 of this NDA.

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(c) Patent and Copyright Registrations. I agree to assist the Company, or its designee, in every way, to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed any such instrument or papers shall continue after the termination of this NDA; provided that the I only undertake to execute such documents and/or take such actions as my attorneys reasonably deem necessary or appropriate in connection with my obligations under this Section 2 (and Company shall bear the sole costs of my attorneys’ fees and disbursements incurred in connection with drafting, negotiating, amending, and reviewing such requested documents).

(d) Originality. I hereby warrant and represent to the Company that, to the best of my knowledge and except as expressly disclosed to the Company in writing by me, all Inventions, and Prior Inventions are original and were not conceived, reduced to practice, authored or otherwise developed by misappropriating the trade secrets or other proprietary technology or intellectual property of any third parties. I hereby agree to indemnify, defend and hold the Company harmless from and against any and all third party claims, and any costs, damages and liabilities resulting therefrom, made against or imposed upon the Company as a result of my breach of the above representation and warranty. The foregoing representation and warranty shall be deemed first made on the date hereof and shall run continuously thereafter and apply to all Inventions and Prior Inventions governed by this NDA.

(e) Application. I agree that the provisions of this Section 2 shall apply with respect to any and all Inventions, whether created during my employment with the Company or any predecessor entity, or during any pre-organization period. I acknowledge that the Company and its future investors shall rely on this representation.

3. Restrictive Covenants.

(a) Non-competition. At all times during my employment or engagement with the Company, and for a period thereafter of twelve (12) months, I shall not, directly or indirectly, on my own behalf or on behalf of any person, firm, company, or entity: (i) engage in any business that competes, directly or indirectly, with the business of the Company; or (ii) provide to any third party that engages in any business that competes, directly or indirectly, with the business of the Company any services comparable to those I provided to the Company in the course of my engagement or employment with the Company.

(b) Non-Service. At all times during my employment or engagement with the Company, and for a period thereafter of twelve (12) months, I agree that I shall not, directly or indirectly, on my own behalf or on behalf of any person, firm, company, or entity, accept business of the type offered by the Company during my employment with the Company or perform or supervise the performance of any services related to such business for any: (i) client, customer, prospective client, prospective customer, or vendor of the Company, whom I solicited or serviced, directly or indirectly or who were solicited or serviced by those who I supervised, directly or indirectly, in whole or in part; (ii) former client, customer or vendor of the Company who was such within twelve (12) months prior to the termination of my employment with the Company and whom I solicited or serviced, directly or indirectly, or who were solicited or serviced by those who I supervised, directly or indirectly, in whole or in part; or (iii) any clients, customers, prospective clients, prospective customers, or vendors of the Company, who the Company solicited or serviced during my employment with the Company.

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(c) Non-solicitation. At all times during my employment or engagement with the Company, and for a period thereafter of twelve (12) months, I shall not, directly or indirectly, on my own behalf or on behalf of any person, firm, company, or entity: (i) solicit, offer employment to, or hire (collectively, “Restricted Solicitation”) any person who consulted with or has been employed by the Company at any time during the twelve (12) months immediately preceding such Restricted Solicitation; or (ii) solicit, call upon, or otherwise communicate in any way with any client, customer, prospective client, prospective customer, or vendor of the Company for the purposes of causing or of attempting to cause any such person to purchase products sold or services rendered by the Company from any person or entity other than the Company. Notwithstanding the above, this provision shall not apply to any employee who responds to a general advertisement not targeted at any specific employees of the Company, or to any employee who independently seeks employment with my subsequent employer through no solicitation, contact or referral by me, either directly or indirectly, including through a headhunter; and provided further, that I may ask the Company to permit Company employees and/or consultants to assist me on Company Declined Corporate Opportunities from time to time, but the Company shall be free to approve or decline such request(s) (with such approval not to be unreasonably withheld).

(d) Company Declined Corporate Opportunities. For the avoidance of doubt, the Company and I agree that the provisions of Section 3(a) and (b) shall not apply to any Company Declined Corporate Opportunity. Such Company Declined Corporate Opportunities shall be deemed not competitive with the Company for purposes of this NDA.

4. Social Media. I agree that, except as permitted by applicable law, I am prohibited from posting any confidential, financial, sensitive, or proprietary information, or job-related content, about the Company, or any of the Company’s current, former, or potential employees, partners, suppliers, vendors, licensors, or business relations on social media in accordance with the NDA. This prohibition applies to all forms of social media including, but not limited to: blogs, Facebook, Twitter, LinkedIn, YouTube, Tumblr, and Instagram. Content regarding the Company that is truthful, accurate and respectful may be posted if it is approved in advance, in writing, by the Company in each and every instance. I am representing myself, not the Company, when participating in social networking. I agree not to represent that I am in any way speaking on behalf of the Company unless I am authorized to do so in writing.

5. Publicity. I agree that I shall acquire no right under this NDA to use, and shall not use, the Company’s name, or any derivation of the Company’s name (either alone or in conjunction with or as a part of any other work or name) in any of my advertising, publicity or promotions to express or imply any endorsement by the Company of my employment, engagement, or services, or in any other manner whatsoever unless written approval is obtained from the Company prior to such usage. Nothing contained herein shall be construed to prevent me from communicating with third parties or prospective employers concerning my position and duties with the Company. The Company shall have no obligation to accord me credit for the services rendered hereunder.

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6. Non-Disparagement. Neither party shall, and the Company shall cause its officers and directors to not, make any statement which might adversely affect the reputation of the other party. For the purpose of this Section, the term “disparage” shall include, without limitation, any statement accusing either party of acting in violation of any law or governmental regulation or of condoning any such action, or otherwise acting in an unprofessional, dishonest, disreputable, improper, incompetent or negligent manner.

7. Specific Performance and Equitable Relief. I acknowledge and agree that the Company would suffer irreparable harm if the Confidential Information was disclosed to third parties without the Company’s consent or if I breached the restrictive covenants and non-disparagement provisions contained herein. I further agree that the restrictive covenants in this NDA are reasonable covenants under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraints are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of such covenants as to the court shall appear not reasonable and to enforce the remainder of the covenants as so amended. Accordingly, I hereby consent to and agree that, in the event of a breach or threatened breach of this NDA by me, the Company shall have the right to exercise any and all rights by appropriate action either by law or in equity, including specific performance of my obligations arising pursuant to this NDA, and that the Company shall be entitled to equitable relief, including injunctive relief, in connection with any breach or threatened breach, by me, of my obligations arising pursuant to this NDA, and specifically, without limitation, the confidentiality, restrictive covenant, and non-disparagement provisions above. I further agree that the Company may, in addition to pursuing any remedies it may have in law or in equity, and that I shall not request that the Company post, nor shall the Company be obligated to post, a bond in connection with any equitable relief authorized pursuant to this Section and in fact requested by the Company. To the extent the Company expends attorneys’ fees in enforcing the terms of this NDA against me, I shall be responsible for indemnifying the Company for said fees.

8. No Further Consideration. I acknowledge and agree that, except as compensated in accordance with my status as an employee of or consultant with the Company and as set forth herein, I shall not be entitled to any further or additional compensation in consideration of complying with the confidentiality, non-competition, non-solicitation, and non-disparagement obligations set forth herein.

9. Effect on Employment. I acknowledge that none of the covenants in this NDA is intended to create a contract of employment and that the term of my employment with the Company is governed by the attached employment agreement.

10. Returning Company Documents. I agree that, at the time I cease performing services for the Company, I will immediately deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all software, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, materials, equipment, other documents or property, including all Confidential Information or reproductions of any of the aforementioned items developed during or in connection with my employment with the Company or otherwise belonging to the Company, its successors or assigns. Notwithstanding the above, however, nothing herein shall require me to return to the Company any computers or telecommunication equipment or tangible property which I own, including, but not limited to, personal computers, phones and tablet devices; provided, however, that I shall remove any Confidential Information stored thereon.

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11. Warranty by Employee. I represent and warrant that: (a) consulting with or being employed by the Company does not constitute a breach of any agreement or other legal obligation with or to a third party; (b) I am not bound by or subject to any agreement or other legal obligation with a third party that would adversely affect my consulting with or being employed by the Company, including but not limited to, a prior employment agreement, confidentiality agreement, or covenant not to compete, not to solicit or other restriction against competition; and (c) I will not use in connection with my employment with the Company any confidential or proprietary information belonging to any third party without first obtaining a written release from that third party. I shall indemnify, defend, and hold harmless the Company, and the present, former and future officers, directors, managers, shareholders, members, employees, contractors and agents of the Company, from any and all losses, claims, damages, judgments, awards, costs and expenses (including without limitation, reasonable attorneys’ fees and costs, and direct, indirect, and consequential damages) incurred as a result of any breach of this Section or any other provision of this NDA.

12. General Provisions.

(a) Severability. I agree that if one or more of the provisions in this NDA are deemed void by law, then the remaining provisions will continue in full force and effect and, if legally permitted, such offending provision or provisions shall be replaced with an enforceable provision or enforceable provisions that as nearly as possible effects the parties’ intent. Without limiting the generality of the foregoing, the parties hereby expressly state their intent that, to the extent any provision of this NDA is unenforceable due to the scope (temporal, geographic or otherwise) being too broad, the court or arbitrator properly adjudicating any dispute with respect thereto shall modify such provision to the minimum extent necessary to cause such provision to be enforceable.

(b) Successors and Assigns. This NDA will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. I acknowledge and agree that I cannot assign or transfer this NDA nor any rights hereunder without the express written consent of the Company, in its absolute discretion. The Company, however, shall have the right to assign this NDA and/or any of its rights or obligations set forth herein to any successor (whether by merger, purchase or otherwise) to the stock, assets or business of the Company.

(c) Survival. I agree that notwithstanding anything in this NDA to the contrary, the provisions of this NDA shall survive any termination of my employment with the Company or termination of this NDA to the extent necessary to give effect to the subject provisions according to their terms, and shall remain in full force and effect indefinitely.

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(d) Amendment and Modification. No provision of this NDA may be modified, amended, waived or terminated except by a writing signed by both myself and the Company. No course of dealing between me and the Company will modify, amend, waive or terminate any provision of this NDA or any rights or obligations of any party under or by reason of this NDA.

(e) Counterparts. This NDA may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

(f) Facsimile Signatures. A facsimile or PDF scanned copy of my or the Company’s signature shall be as valid and binding as an original.

(g) Governing Law. This NDA shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (excluding the choice of law rules thereof). I ACKNOWLEDGE AND AGREE THAT, PRIOR TO EXECUTING THIS NDA, I WAS AFFORDED AN OPPORTUNITY TO OBTAIN THE ADVICE OF INDEPENDENT LEGAL COUNSEL AND HAVE READ AND UNDERSTAND ALL OF THIS NDA. ACCORDINGLY, THIS NDA SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION OF THIS NDA.

(h) Choice of Forum. Each of the parties hereby consents to the jurisdiction of any state or federal court located within the County of New York, State of New York and irrevocably agrees that all actions or proceedings relating to this NDA must be litigated in such courts, and each of the parties waives any objections which it/he/she may have based on improper venue or forum non conveniens to the conduct of any proceeding in such court.

(i) No Expectation of Privacy. I acknowledge and agree that I have no expectation of privacy in respect of any information (e.g., emails and voice mail), whether personal or otherwise, stored on Company’s networking, telecommunications, computer and other equipment, which information may be monitored by Company at any time without notice.

[Signature page follows]

*    *    *    *    *

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IN WITNESS WHEREOF, the Parties hereto have caused this NDA to be duly executed as of the date first written above.

ICONIC BRANDS, INC.		EMPLOYEE

By:	/s/ Richard DeCicco	/s/ Roseann Faltings
Name:	Richard DeCicco	Roseann Faltings
Title:	Chief Executive Officer

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EXHIBIT A
LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

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